Exhibit 13.1

906 Certification

The certification set forth below is being submitted in connection with the Annual Report on Form 20-F for the year ended December 31, 2023 (the "Report") for the purpose of complying with Rule 13a-14(b) or Rule 15d-14(b) of the Securities Exchange Act of 1934 (the "Exchange Act") and Section 1350 of Chapter 63 of Title 18 of the United States Code.

Brian McNamara, the Chief Executive Officer, and Tobias Hestler, the Chief Financial Officer of Haleon plc, each certifies that, to the best of his knowledge:

1.	the Report fully complies with the requirements of Section 13(a) or 15(d) of the Exchange Act; and
2.	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Haleon plc.

Date: March 15, 2024

By:	/s/ Brian McNamara

Name:	Brian McNamara
Title:	Chief Executive Officer

By:	/s/ Tobias Hestler

Name:	Tobias Hestler
Title:	Chief Financial Officer